Exhibit 10.1

Amendment to Employment Agreement of Marc Zandman

Amendment to Employment Agreement (this “Amendment”), made as of February 23, 2021 by and between Vishay Israel Ltd., a corporation organized under the laws of the State of Israel (“Vishay Israel”) and a wholly-owned subsidiary of Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”) and MARC ZANDMAN (“Executive”) (collectively the “Parties”).

WHEREAS, Executive has been employed by Vishay Israel pursuant to an Employment Agreement, made between the Parties as of January 1, 2004 and amended as of August 8, 2010 and August 30, 2011 (the “Employment Agreement”).

WHEREAS, Section 8.5 of the Employment Agreement provides that Vishay Israel and Executive may amend the Employment Agreement by mutual agreement in writing; and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 5.1 of the Employment Agreement is hereby amended to read as follows:

5.1  Participation in Benefit Plans and Programs.

(a)  Beginning on February 1, 2021 and during the remainder of the Term, Executive (and his spouse and eligible dependents, as applicable) shall be entitled to participate in all group vision insurance, dental insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay and Vishay Israel to its senior executives (and their spouses and eligible dependents, as applicable), subject to the eligibility requirements and other provisions of such plans and programs; and Vishay Israel shall pay for all premiums therefor and reimburse Executive for out-of-pocket expenses and co-payments incurred in connection with such plans.

(b)  Beginning on February 1, 2021 and during the remainder of the Term, Executive, Executive’s spouse, Executive’s children (regardless of age) and their spouses, and Executive’s grandchildren shall be covered under Vishay’s US group medical and prescription insurances plans, and Vishay or Vishay Israel shall pay all premiums therefor; provided that the aggregate annual cost to Vishay and Vishay Israel for such premiums shall not exceed $50,000 (the “Health Insurance Cap,” subject to increase pursuant to the immediately-succeeding sentence).  If the portion of the annual premiums allocable to Executive, his spouse and his dependent children under the age of 26 exceeds $35,000, the Health Insurance Cap shall be increased by the amount of such excess.  Executive will be responsible for any costs of such coverage in excess of the Health Insurance Cap. Vishay Israel shall also reimburse Executive for out-of-pocket expenses and co-payments incurred in connection with such medical and prescription insurance plans by the persons covered thereby, which, for the avoidance of doubt, shall not be subject to the Health Insurance Cap.

Notwithstanding the foregoing, if Vishay becomes unable to continue such coverage under its group health plans despite commercially reasonable efforts (whether due to changes in the underlying insurance policies, regulatory restrictions or otherwise) or if Section 2716 of the Patient Protection and Affordable Care Act, Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), or a similar law becomes applicable to the arrangement described in this Section 5.1(b), Vishay Israel shall instead pay Executive a monthly allowance to purchase private health insurance equal to one-twelfth of the Health Insurance Cap.

(c)  For the avoidance of doubt, (i) all reimbursements of out-of-pocket expenses and co-payments under this Section 5.1, and (ii) the payment of a monthly allowance (to the extent applicable) by Vishay Israel to Executive under Section 5.1(b) in lieu of paying premiums under Vishay’s US group medical and prescription insurance plans, are all conditional payments, and shall not be deemed to form part of Executive’s salary for any intent or purpose, including for calculating social benefits of any kind.

2.	Sections 6.2(a)(x) of the Employment Agreement is hereby amended to read as follows:

(x)  If Executive is under age 62 on the Date of Termination, continuation of the arrangement described in Section 5.1(b), as though Executive’s employment had not terminated, until the earlier of (i) the third anniversary of the Date of Termination, and (ii) such time as Executive becomes eligible for group health coverage under the plan of another employer.

3.	Section 6.2(b)(v) of the Employment Agreement is hereby amended to read as follows:

(v)  If Executive is under age 62 on the Date of Termination, continuation of the arrangement described in Section 5.1(b), as though Executive’s employment had not terminated, until the earlier of (i) the third anniversary of the Date of Termination, and (ii) such time as Executive becomes eligible for group health coverage under the plan of another employer.

4.	Section 6.2(c) of the Employment Agreement is hereby amended to read as follows:

(c) Retirement. In the event Executive’s employment with Vishay Israel terminates for any reason other than Cause after Executive attains age 62, Executive shall be entitled to the following (in lieu of any benefits under Section 6.2(a) or (b), other than those referenced in this Section 6.2(c)):

(i) The payments and benefits provided under Section 6.2(a)(i)-(ix) hereof.

(ii) Continuation of the arrangement described in Section 5.1(b), as though Executive’s employment had not terminated, for the life of Executive and his surviving spouse.

5.	Section 6.3(b) is hereby amended to read as follows:

(b) Notwithstanding any contrary provision of this Agreement (or any plan, policy, agreement or other arrangement covering Executive), if any payment, right or benefit paid, provided or due to Executive, whether pursuant to this Agreement or otherwise (each, a “Payment,” and collectively, the “Total Payments”), would subject Executive to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be reduced to the minimum extent necessary to avoid the imposition of the Excise Tax, but only if (i) the amount of such Total Payments, as so reduced, is greater than or equal to (ii) the amount of such Total Payments without reduction (in each case, determined on an after-tax basis).  Any reduction of the Total Payments required by this paragraph will be implemented by determining the Parachute Ratio (as defined below) for each Payment and then by reducing the Payments in order, beginning with the Payment with the highest Parachute Ratio.  For Payments with the same Parachute Ratio, later Payments will be reduced before earlier Payments.  For Payments with the same Parachute Ratio and the same time of payment, each Payment will be reduced proportionately.  For purposes of this paragraph, “Parachute Ratio” means a fraction, (x) the numerator of which is the value of the applicable Payment, as calculated for purposes of Section 280G of the Code, and (y) the denominator of which is the economic value of the applicable Payment.
6.	Section 8.12 is hereby added to the Employment Agreement to read as follows:

8.12  Section 409A. Notwithstanding any contrary provision of this Agreement or any other applicable plan, policy, agreement or arrangement, to the extent necessary to avoid the application of a tax under Section 409A of the Code (collectively, “Section 409A”) to Executive:
(a) To the extent any expense, reimbursement or in-kind benefit provided to Executive constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) reimbursements of expenses shall be made no later than the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.
(b) Any payment or benefit described in Section 6 that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to Executive upon his “separation from service” within the meaning of Treas. Reg. §1.409A-1(h) (or any successor regulation).
(c)  To the extent compliance with the requirements of Treas. Reg. §1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of a tax under Section 409A to payments due to Executive upon or following his “separation from service,” whether under this Agreement or otherwise, then any such payments that are otherwise due to Executive before the later of (x) the six month anniversary of Executive’s “separation from service”, or (y) August 23, 2022 (the later of (x) or (y), the “Later Payment Date”) will be deferred (without interest) and paid to Executive in a lump sum on the date immediately following the Later Payment Date. However, in the event Executive dies prior to the Later Payment Date, the amounts deferred on account of Treas. Reg. §1.409A-3(i)(2) (or any successor provision) shall be paid within sixty (60) days following Executive’s death.
(d)  All benefits or payments provided to Executive are intended to comply with or be exempt from Section 409A, and should be interpreted accordingly. Payments to Executive may only be accelerated or deferred in a manner consistent with Section 409A or an applicable exemption.
7.	Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

8.
This Amendment may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement. The counterparts of this Amendment may be executed and delivered by facsimile or other electronic signature (including portable document format) by any of the Parties and the receiving Parties may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

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 IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

VISHAY ISRAEL LTD.

By: /s/ Tanya Volkov
Name: Tanya Volkov
Title: Vice President Human Resources

By: /s/ Gil Weisler
Name: Gil Weisler
Title: Vice President, Regional Controller

/s/ Marc Zandman

Marc Zandman